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      As filed with the Securities and Exchange Commission on June 27, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
News Release
________________________________________________________________________________
Hercules Shareholders' Committee For New Management * 17 State Street * New York, New York 10004

Contact:          Chris Hayden
                  212-440-9850

                  HERCULES SHAREHOLDERS' COMMITTEE COMMENTS ON
                     MAJORITY DIRECTORS' LATEST "FLIP-FLOP"
             ------------------------------------------------------

NEW YORK, NY, JUNE 27, 2003 - The Hercules Shareholders' Committee for New Management released the following statement today in response to Hercules' announcement yesterday that it would support an amendment to the Company's election Bylaw to provide that directors may be elected by a plurality vote, instead of requiring the vote of a majority of all outstanding shares, starting with the 2004 Annual Meeting:

         "Hercules' announcement yesterday exemplifies in our view the Company's lack of respect for its shareholders. While in effect acknowledging that the Committee has been right all along regarding the Bylaw, a position which we have maintained for more than two years now, yesterday's announcement is nothing but a transparent election ploy to spruce up the Company's corporate governance image in the closing weeks of our proxy contest.

         Hercules shareholders should be aware of these FACTS:

o The Hercules Board attempted unsuccessfully to use the Company's often criticized, highly unusual, if not unique, election Bylaw to try and resist our proxy contest in 2001.

o When our minority directors joined the Board, we asked it to rescind the Bylaw, pointing out in a February 14, 2002 letter to Joyce as follows:

                  'In connection with next week's Board meeting, I would request that the Board consider taking whatever action necessary to rescind the Company's outrageously discriminatory election Bylaw, which it has interpreted to require the affirmative vote of the holders of a majority of all outstanding shares for the election of directors.

                  As you know, by way of hypothetical, in the event a challenger received votes representing 50 million Hercules shares and the incumbent director received 0 shares, the incumbent director would be entitled to retain his seat under the Bylaw as interpreted by the Company. Obviously, no one can seriously contend that this would be a fair and equitable result. In this connection, we believe that the entire Bylaw operates to disenfranchise Hercules shareholders, is highly unusual, if not unique, in the annals of corporate America as being inconsistent with good corporate governance, is legally unenforceable and would most likely be struck down in the courts, and is an absolute embarrassment to the Company.'

o In response, the Hercules Board appointed a Special Committee, comprised solely of majority directors, to "study" the Bylaw, which Committee recommended shortly thereafter that the Bylaw be retained, after which its recommendation was approved by the Board over the objection of our minority directors.

o In the current proxy contest, the Committee has again been highly critical of the Company's Bylaw, while the Company defended its Bylaw in its proxy materials filed as recently as just last week, stating that it was not only lawful but fair and in the interest of shareholders.

o Only after shareholders expressed their outrage over the Bylaw, did Hercules just yesterday recommend that the Bylaw be changed in the future. You should know that the majority directors did so only after disingenuously attempting to wash their hands of any responsibility for the Bylaw, emphasizing that 'none of the Company's current directors were members of the Board when the Bylaw provision was put into place more than 15 years ago.' What the majority directors failed to mention, however, was that for the last two years they have all strongly supported retention of the Bylaw.

o Finally, according to yesterday's announcement, any change would not affect this year's proxy contest, and even if changed after the proxy contest, the Bylaw provision could then be reinstated in the event of another proxy contest sometime in the future. In other words, Hercules is willing to change the Bylaw only when it doesn't matter in terms of its effect on the control of the majority directors. This is in keeping, for example, with the Company's June 3rd announcement of modest revisions to the Company's poison pill, which would again not take effect until after this year's Annual Meeting.


         We believe that the Company's announcement yesterday is quite frankly an insult to the intelligence of Hercules shareholders. Given what is in our opinion Joyce's preoccupation with maintaining himself in office at any cost, the Hercules Shareholders' Committee for New Management is asking all Hercules shareholders to carefully scrutinize any further announcements from incumbent management in the closing weeks of this proxy contest."

                               * * * * * * * * *